UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   June 10, 2011

NATIONAL BEEF PACKING COMPANY, LLC
(Exact name of registrant as specified in charter)

Delaware	333-111407	48-1129505
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12200 North Ambassador Drive, Suite 500, Kansas City, MO 64195-0046
(Address of Principal Executive Offices)  (Zip Code)

(816) 713-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On June 10, 2011, National Beef Packing Company, LLC (the “Company”) and its subsidiaries National Beef California, LP and National Carriers, Inc. entered into the First Amendment to the Amended and Restated Credit Agreement with Cobank, ACB and various other lenders (the “First Amendment”).  The First Amendment amends the Amended and Restated Credit Agreement dated as of June 4, 2010 (the “Credit Facility”) filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 8, 2010.

The primary purpose of the First Amendment was to amend the Credit Facility to (i) reduce the applicable margin by up to 0.75% for “LIBOR Rate” advances and “Base Rate” advances, (ii) revise the “fixed charge coverage ratio” covenant provisions to provide the Company credit of up to $30 million for maintaining net asset borrowing base levels that exceed the lenders’ aggregate credit commitments under the Credit Facility and (iii) extend the maturity date of the Credit Facility to June 4, 2016.

The Credit Facility provides for (i) a series of term loans not to exceed $375 million in the aggregate, payable in quarterly installments of $9,250,000 with the remaining aggregate outstanding principal balance maturing in June 2016, and (ii) a $250 million revolving line of credit loan that matures in June 2016 and is subject to certain borrowing base limitations.  Funds available under the Credit Facility may be used for working capital needs, capital expenditures and other general corporate purposes. The Credit Facility contain representations, warranties, covenants and events of default customary for financings of this type, including, without limitation, certain financial covenants and covenants restricting the Company’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of its assets, liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and make certain equity distributions.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	First Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL BEEF PACKING COMPANY, LLC

Date: June 16, 2011	By:	/s/ Jay D. Nielsen
Jay D. Nielsen
Chief Accounting Officer and Treasurer

EXHIBIT INDEX

10.1	First Amendment